Exhibit 10.10

SECOND AMENDED AND RESTATED REVOLVING LOAN NOTE

$50,000,000.00	Milwaukee, Wisconsin
September 28, 2022

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby unconditionally promises to pay, on the Termination Date (as defined in the Credit Agreement referred to below), to the order of Associated Bank, National Association (the “Lender”) at the Lender’s office located at 200 North Adams Street, Green Bay, Wisconsin, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) FIFTY MILLION AND 00/100 DOLLARS ($50,000,000.00), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof until payment in full of the principal amount at the rates and on the dates set forth in the Credit Agreement.

The holder of this Note is authorized to endorse the date and amount of each Revolving Loan pursuant to Section 2.1 of the Credit Agreement and each payment of principal and interest with respect thereto on Schedule I annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed; provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Note.

This Note is a Revolving Note referred to in the Credit Agreement dated as of November 4, 2020, by and between the Borrower and the Lender (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), to which reference is hereby made for a statement of the terms and conditions on which Revolving Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser, or otherwise, hereby waive presentment, demand, protest, and all other notices of any kind, other than as set forth in the Credit Agreement.

The principal balance of this Note includes the indebtedness hitherto evidenced by an Amended and Restated Revolving Loan Note dated November 4, 2021, in the maximum original principal amount of $40,000,000 from the Borrower to the Lender (the “Original Note”). To the extent that such indebtedness is included in this Note, this Note (i) merely re-evidences the indebtedness hitherto evidenced by the Original Note, (ii) is given in replacement of and substitution for the Original Note, and not as payment of the Original Note, and (iii) is in no way intended to constitute a novation of the Original Note.

Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Wisconsin.

WEYCO GROUP, INC.

By:	/s/ Judy Anderson
	Name:	Judy Anderson
	Title:	Chief Financial Officer

Signature Page to Second Amended and Restated Revolving Loan Note